EXHIBIT 99.1

American National Announces First Quarter 2013 Results

GALVESTON, Texas, April 23, 2013 (GLOBE NEWSWIRE) -- American National Insurance Company (Nasdaq:ANAT) announced first quarter 2013 net income of $59,971,000 ($2.23 per diluted share) compared to net income of $45,216,000 ($1.69 per diluted share) for the same period in 2012.

First quarter after tax operating income, which excludes after tax net realized investment gains, increased to $48,953,000 ($1.82 per diluted share), as compared with $40,685,000 ($1.52 per diluted share) for the same period in 2012. After tax net realized investment gains were $11,018,000 ($0.41 per diluted share) for the first quarter of 2013 as compared with the net realized gains of $4,531,000 ($0.17 per diluted share) for the first quarter of 2012.

Sales of life recurring premium are up by 37.3%. Stockholders' Equity as of March 31, 2012 increased 2.8% from the end of 2012 to $3.9 billion. Total assets as of March 31, 2013 increased to $23.2 billion, a 0.4% increase from the end of 2012. Book value per diluted share was $146.40 at March 31, 2013 as compared to $142.49 per diluted share at December 31, 2012. Total revenues for the quarter ended March 31, 2013 were slightly more than in 2012, primarily as a result of a higher level of realized gains on investments.

American National Insurance Company
COMPARATIVE OPERATIONAL HIGHLIGHTS
Compiled on a GAAP basis (Preliminary & Unaudited)*

	Quarters Ended
	March 31,
	2013	2012

Revenues	$ 745,045,000	$ 742,675,000
After-tax earnings:
Operating earnings **	$ 48,953,000	$ 40,685,000
Net realized investment gains	11,018,000	4,531,000
Net income	59,971,000	45,216,000

Per share earnings:
Operating earnings – Diluted **	$ 1.82	$ 1.52
Net realized investment gains
– Diluted	0.41	0.17
Net income – Diluted	2.23	1.69

Weighted average number of shares
upon which computations are based:
Diluted	26,887,151	26,758,955
Basic	26,763,896	26,565,164

	As of
	March 31, 2013	December 31, 2012

Book value per diluted share	$ 146.40	$ 142.49

* Results are preliminary and unaudited. American National expects to timely file its 2013 Form 10-Q in May.
** Operating earnings exclude after-tax realized investment gains and losses. The sum of Operating earnings (losses) and Net realized investment gains (losses) is equal to Net income (loss).

American National Insurance Company (American National), headquartered in Galveston, Texas, was founded in 1905 and is licensed to conduct the business of insurance in all states except New York. American National has been evaluated and assigned the following ratings by nationally recognized rating agencies: A (Excellent) by A.M. Best Company, third highest of 13 active company ratings noted as "An excellent ability to meet their ongoing insurance obligations," and A (Strong) by Standard & Poor's, sixth highest of 20 active company ratings noted as "Strong capacity to meet financial commitments but somewhat subject to adverse economic conditions."

American National is also a family of companies that has, on a consolidated GAAP basis, $23.2 billion in assets, $19.3 billion in liabilities and $3.9 billion in stockholders' equity. The American National family of companies offers a broad line of products and services, which include life insurance, annuities, health insurance, credit insurance, pension products and property and casualty insurance for personal lines, agribusiness, and targeted commercial exposures. The American National family of companies operates in all 50 states and its major insurance subsidiaries include American National Life Insurance Company of Texas, American National Life Insurance Company of New York, American National Property and Casualty Company, Standard Life and Accident Insurance Company, Farm Family Life Insurance Company, Farm Family Casualty Insurance Company and United Farm Family Insurance Company.

For more information, including company news and investor relations information, visit the company's web site at www.anico.com.

CONTACT: John J. Dunn, Jr. (409) 766-6063